Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post –Effective Amendment No. 168 to the Registration Statement on Form N –1A of Fidelity Select Portfolios: Utilities Portfolio of our report dated April 11, 2023; Banking Portfolio, Biotechnology Portfolio, Brokerage and Investment Management Portfolio, Financial Services Portfolio, FinTech Portfolio, Health Care Portfolio, Health Care Services Portfolio, Insurance Portfolio, IT Services Portfolio, Medical Technology and Devices Portfolio, Pharmaceuticals Portfolio, Semiconductors Portfolio, Software and IT Services Portfolio, Tech Hardware Portfolio, Technology Portfolio, Telecommunications Portfolio and Wireless Portfolio of our reports dated April 12, 2023; Automotive Portfolio, Chemicals Portfolio, Communication Services Portfolio, Construction and Housing Portfolio, Consumer Discretionary Portfolio, Consumer Staples Portfolio, Defense and Aerospace Portfolio, Energy Portfolio, Fidelity Environment and Alternative Energy Fund, Fidelity Natural Resources Fund, Gold Portfolio, Industrials Portfolio, Leisure Portfolio, Materials Portfolio, Retailing Portfolio and Transportation Portfolio of our reports dated April 13, 2023, relating to the financial statements and financial highlights, which appear in the above referenced funds ’ Annual Reports to Shareholders on Form N-CSR for the period ended February 28, 2023.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 20, 2023